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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-83208

PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 15, 2002)

$500,000,000

Boeing Capital Corporation

4.75% Senior Notes due 2008

        The notes will bear interest at the rate of 4.75% per year. Interest on the notes is payable on February 25 and August 25 of each year, beginning on February 25, 2004. The notes will mature on August 25, 2008. We may redeem some or all of the notes upon the occurrence of certain tax events at their principal amount plus accrued interest. In addition, we may redeem some or all of the notes at any time at the redemption price described under "Description of Senior Notes—Optional Redemption."

        The notes will be unsecured senior obligations of our company and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding.

        Application will be made to list the notes on the Luxembourg Stock Exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total
Public Offering Price (1)	99.833%	$499,165,000
Underwriting Discount	.350%	$1,750,000
Proceeds to Boeing Capital (before expenses) (1)	99.483%	$497,415,000

(1)
Plus accrued interest from August 25, 2003 if settlement occurs after that date.

        The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company, Clearstream Banking, société anonyme or Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about August 25, 2003.

Joint Book-Running Managers

Banc of America Securities LLC
Banc One Capital Markets, Inc.
Merrill Lynch & Co.

Barclays Capital	BNP PARIBAS	Wachovia Securities

Daiwa Securities SMBC Europe	Mizuho International plc
McDonald Investments	Tokyo-Mitsubishi International plc

August 18, 2003

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

        References to "Boeing Capital," "we," "us" and "our" in this prospectus supplement are references to Boeing Capital Corporation and references to "$" and "dollars" are to United States dollars.

        This prospectus supplement includes particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to us. We accept responsibility for the information contained in this prospectus supplement and the accompanying prospectus. The Luxembourg Stock Exchange takes no responsibility for the contents of this document, and the accompanying prospectus, and makes no representation as to their accuracy or completeness and expressly disclaims any liability whatsoever for any loss arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus.

        Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, BNP Paribas Luxembourg, 10A Boulevard Royal, L-2093, Luxembourg.

        We are offering the notes globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting" beginning on page S-17.

        We confirm that this prospectus supplement and the documents incorporated by reference into this prospectus supplement contain all information which is material in the context of the issue of the notes and that such information is true and accurate in all material respects and is not misleading.

BOEING CAPITAL CORPORATION

        We are a commercial finance company. Our primary businesses are aircraft financial services and commercial financial services. Accordingly, our business is broken into two main groups: the aircraft financial services group and the commercial financial services group. The aircraft financial services group operates primarily out of our headquarters located at 500 Naches Avenue, SW, Third Floor, Renton, Washington 98055 and the commercial financial services group operates primarily out of our office located at 3780 Kilroy Airport Way, Suite 750, Long Beach, California 90806, and their respective telephone numbers are (425) 393-0153 and (562) 997-3419.

The Aircraft Financial Services Group

        Through our aircraft financial services group, we finance commercial aircraft typically by purchasing aircraft subject to lease to airlines and by providing secured financing for aircraft purchases. As of June 30, 2003 and December 31, 2002, the net book value of our commercial aircraft portfolio was $9,146 million and $8,893 million, respectively. As of such dates, these numbers represent 78.9% and 77.3% respectively, of our total portfolio.

The Commercial Financial Services Group

        Through our commercial financial services group, we provide tax-oriented lease financing and debt financing. The group specializes in leasing equipment such as executive aircraft, machine tools, over-the-road transportation equipment, printing equipment, vessels and other types of equipment which we believe will maintain strong collateral and residual values. The group is based in Long Beach, but maintains marketing offices in Chicago, Illinois, Atlanta, Georgia, Austin, Texas, Detroit, Michigan and New York, New York. The group obtains business primarily through the direct solicitation of customers and brokers/syndicators by its marketing personnel.

        As of June 30, 2003 and December 31, 2002, the net book value of our commercial finance portfolio was $2,338 million and $2,497 million, respectively. As of such dates, these numbers represent 20.2% and 21.7%, respectively, of our total portfolio.

RELATIONSHIP WITH THE BOEING COMPANY

        Boeing Capital is an indirectly wholly owned subsidiary of The Boeing Company. Boeing Capital provides equipment financing and leasing arrangements to a diversified range of customers and industries. The Boeing Company, together with its wholly owned subsidiary, McDonnell Douglas, is principally engaged in the design, development and production of government and commercial aerospace products.

        Boeing Capital and The Boeing Company operate as separate entities. It is important to note that the obligations incurred by Boeing Capital under the notes are not the obligations of The Boeing Company, and no guarantee is given by The Boeing Company for the indebtedness of Boeing Capital under the notes.

USE OF PROCEEDS

        The net proceeds from the offering after deducting estimated expenses of $350,000 relating to the offering (and underwriting discounts) will be $497,065,000. We intend to use the net proceeds for general corporate purposes which may include the funding of new leasing or financing business and the repayment of existing indebtedness.

CAPITALIZATION

        The following table sets forth, as of June 30, 2003, the capitalization of Boeing Capital (i) on an historical basis and (ii) on a pro-forma basis to reflect the issuance of the notes. Dollar amounts presented below are net of fees and discounts. There has been no material change in our capitalization since June 30, 2003.

	June 30, 2003 (unaudited)
	Actual	As Adjusted
	(Dollars in millions)
Debt:
4.75% Senior Notes due 2008	$—	$497
5.80% Senior Notes due 2013	625	625
5 3/4% Senior Notes due 2007	748	748
6 1/2% Senior Notes due 2012	775	775
5.65% Senior Notes due 2006	1,046	1,046
6.10% Senior Notes due 2011	785	785
7.10% Senior Notes due 2005	499	499
7.375% Senior Notes due 2010	554	554
2.02% - 3.41% Euro medium-term notes, due through 2004	60	60
Variable rate (three-month LIBOR plus 0.6%) notes due 2012	5	5
Non-recourse variable rate (one-month LIBOR plus 1.1%) note, due 2012	43	43
13.84% - 14.28% Non-recourse notes due through 2003, including a premium based on an imputed interest rate of 6.10%	1	1
1.12% - 7.64% Medium-term notes due through 2017	2,890	2,890
3.15% - 6.75% Retail medium-term notes due through 2017	631	631
1.63% Secured debt, proceeds of securitization due through 2009	243	243
1.49% - 9.22% Capital lease obligations due through 2008	338	338
8.31% Subordinated notes due 2004	20	20
Non-recourse variable rate subordinated notes due 2012 (one-month LIBOR plus 2.46%)	4	4

Total debt	9,267	9,764

Shareholder's Equity:
Common stock—$100 par value; authorized 100,000 shares; issued and outstanding 50,000 shares	5	5
Capital in excess of par value	1,207	1,207
Accumulated other comprehensive loss, net of tax	(13)	(13)
Income retained for growth	561	561

Total shareholder's equity	1,760	1,760

Total capitalization	$11,027	$11,524

SUMMARY FINANCIAL INFORMATION

        The following table sets forth summary financial information that we derived from our audited consolidated financial statements for each of the three years in the period ended December 31, 2002 and from our unaudited consolidated financial statements for the six months ended June 30, 2003 and 2002. You should read the following information together with the consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information About Us" in the accompanying prospectus.

	As of and for the Six Months Ended June 30, (Unaudited)		As of and for the Year Ended December 31,
	2003	2002	2002	2001	2000
	(Dollars in millions)
SELECTED EARNINGS DATA:
Revenues	$570	$483	$994	$815	$545
Interest expense	222	189	410	324	229
Net income (loss)	(17)	89	49	152	107
Ratio of income to fixed charges (1)	0.82	1.72	1.18	1.72	1.72
SELECTED BALANCE SHEET DATA:
Financing receivables, net	$7,143	$6,849	$7,168	$5,652	$2,884
Cash and cash equivalents	574	91	686	400	49
Equipment under operating leases, net	3,626	3,182	3,506	2,786	2,151
Equipment held for sale or re-lease	260	462	311	415	101
Investments	561	564	517	205	184
Accounts due from The Boeing Company and Boeing Capital Services Corporation	—	—	—	140	215
Other assets	387	338	375	192	70

Total assets	$12,551	$11,486	$12,563	$9,790	$5,654
Accounts payable and accrued expenses	$121	$101	$127	$96	$63
Accounts due to The Boeing Company and Boeing Capital Services Corporation	158	193	22	—	—
Other liabilities	192	237	220	220	135
Deferred income taxes	1,053	965	1,073	808	469
Debt
Senior	9,243	8,357	9,441	7,271	4,286
Subordinated	24	24	24	24	29

Total liabilities	$10,791	$9,877	$10,907	$8,419	$4,982
Shareholder's equity	1,760	1,609	1,656	1,371	672

Total liabilities and shareholder's equity	$12,551	$11,486	$12,563	$9,790	$5,654

(1)
For the purposes of computing the ratio of income to fixed charges, income consists of income (loss) before provision (benefit) for income taxes and fixed charges; and fixed charges consist of interest expense and preferred stock dividends.

DESCRIPTION OF SENIOR NOTES

        This description of the terms of the notes supplements the description of the general terms and provisions of the Senior Securities in the accompanying prospectus. If this summary differs in any way from that description in the accompanying prospectus, you should rely on this summary. The notes will be issued as a series of Senior Securities which we have registered for issuance on terms to be determined at the time of their sale. Whenever we refer in this "Description of Senior Notes" to terms defined in the Senior Indenture, we intend that the defined terms be incorporated herein by reference.

        As used in this "Description of Senior Notes," the terms "we," "our," "us" and "Boeing Capital" do not include any of our current or future subsidiaries, unless specifically indicated otherwise.

General

        The notes will be issued under the Senior Indenture, dated as of August 31, 2000, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

        The notes will bear interest from August 25, 2003 at the rate of 4.75% per year and will mature on August 25, 2008. At maturity, holders of the notes will be entitled to receive 100% of the principal amount of the notes plus accrued interest. Interest will be payable in arrears on February 25 and August 25 of each year, beginning February 25, 2004. Interest on the notes will be paid to holders of record on the February 10 or August 10 immediately before the related interest payment date.

        The notes will be redeemable at any time prior to their maturity upon the occurrence of certain events involving U.S. taxation. In addition, the notes will be redeemable in whole at any time, and in part from time to time, at their principal amount plus an applicable premium and accrued interest as more fully described under "—Optional Redemption" below. The notes do not provide for any sinking fund.

        The notes are initially being offered in the principal amount of $500,000,000. We may, without the consent of the holders of the notes, issue additional notes so that the new securities may be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes and the same CUSIP and ISIN numbers and Common Code, as more fully described under "—Further Issues" below.

        The notes will be unsecured senior obligations of Boeing Capital. The notes will rank senior to future debt of Boeing Capital that is subordinated to the notes, and will rank equally with debt of Boeing Capital that is not subordinated to the notes.

        Interest payments in respect of the notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment with respect to the notes) to but excluding the applicable interest payment date or the maturity date, as the case may be. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

        If any interest payment date or the maturity date falls on a day that is not a business day, the required payment of principal and/or interest will be made on the next succeeding business day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date or the maturity date, as the case may be, to the date of such payment on the next succeeding business day. As used in this prospectus supplement, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

        Any moneys we pay to a paying agent for the payment of principal of, premium, or interest on the notes which remains unclaimed at the second anniversary of the date such payment was due will be returned to us. Upon the return of such moneys to us, holders of the notes, with respect to moneys so returned, will look to Boeing Capital for payment as unsecured general creditors of Boeing Capital and any liability of the paying agent with respect to such moneys will cease.

Optional Redemption

        The notes will be redeemable at our option, in whole at any time, or in part from time to time, on not less than 30 nor more than 60 days' prior notice, prior to their maturity at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 25 basis points, plus, in each case, accrued interest thereon to the date of redemption. If money sufficient to pay the redemption price of and accrued interest on all of the notes to be redeemed on the redemption date is deposited with the trustee or a paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such date, interest will cease to accrue on the notes called for redemption.

        "Treasury rate" means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

        "Comparable treasury issue" means the United States Treasury security or securities selected by an independent investment banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes to be redeemed.

        "Independent investment banker" means one of the reference treasury dealers appointed by the trustee after consultation with us.

        "Comparable treasury price" means, with respect to any redemption date, (A) the average of the reference treasury dealer quotations for such redemption date, after excluding the highest and lowest such reference treasury dealer quotations, or (B) if the trustee obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

        "Reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

        "Reference treasury dealer" means each of Banc of America Securities LLC, Banc One Capital Markets, Inc. and Merrill Lynch Government Securities Inc. or their affiliates that are primary United States Government securities dealers and their respective successors and two other primary United States Government securities dealers in New York City, referred to as primary treasury dealers, selected by us. If any of the foregoing shall cease to be a primary treasury dealer, we will substitute another primary treasury dealer.

        Holders of record on a record date that is on or prior to a redemption date will be entitled to receive interest on the interest payment date.

        In the case of any partial redemption, selection of the notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed on a national securities exchange, by lot or by such other method as the trustee in its sole discretion deems to be fair and appropriate.

Further Issues

        We may from time to time without notice to, or the consent of, the holders of the notes, create and issue further notes, equal in rank to the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new securities or except, depending on the issue date, for the first payment of interest following the issue date of the new securities) so that the new securities may be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes and the same CUSIP and ISIN numbers and Common Code. In the event that we issue additional notes, we will prepare a new prospectus supplement and make a new application to list such securities on the Luxembourg Stock Exchange.

Payment of Additional Amounts

        We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes, such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the notes to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

          (1)   to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

            (a)   being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

            (b)   having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

            (c)   being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

            (d)   being or having been a "10-percent shareholder" of ours as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended, or any successor provision; or

            (e)   being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

          (2)   to any holder that is not the sole beneficial owner of a note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

          (3)   to any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States, or otherwise with respect to the status, of the holder or beneficial owner of such note (or any beneficiary, settlor, beneficial owner or member thereof), if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party, or by any official interpretation or ruling promulgated pursuant to any of the foregoing, as a precondition to exemption from such tax, assessment or other governmental charge;

          (4)   to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

          (5)   to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the payment becomes due or is duly provided for, whichever occurs later;

          (6)   to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

          (7)   to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent; or

          (8)   in the case of any combination of items (1), (2), (3), (4), (5), (6) and (7).

        The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "—Redemption for Tax Reasons," we shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein. In this regard, we shall not be obliged to pay any additional amounts in respect of any tax, assessment or other governmental charge required to be withheld on a payment to an individual pursuant to the European Union Directive on taxation of savings income adopted by the Council of the European Union on June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, such Directive or proposal.

        As used under this heading, "Payment of Additional Amounts," and under the headings "—Redemption for Tax Reasons" and "United States Federal Tax Considerations," the terms "United States" and "U.S." mean the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction, and the term "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership (or any other entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons, will also be United States persons. "Non-United States person" means a person who is not a United States person.

Redemption for Tax Reasons

        If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading "—Payment of Additional Amounts" with respect to the notes, we may, at our option, redeem, as a whole, but not in part, the notes on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount together with interest accrued but unpaid thereon to the date fixed for redemption.

Book Entry, Delivery and Form

        The notes will be issued in one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of Cede & Co., the Depository's nominee. We will not issue notes in certificated form. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository (the "Depository Participants"). Investors may elect to hold interests in the global securities through either the Depository (in the United States), or Clearstream Banking, société anonyme ("Clearstream, Luxembourg") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), if they are participants of those systems, or, indirectly, through organizations that are participants in those systems.

        Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depository. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg and JPMorgan Chase Bank acts as U.S. depositary for Euroclear (the "U.S. Depositaries"). Beneficial interests in the global securities will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below or in the accompanying prospectus, the global securities may be transferred, in whole but not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

        Clearstream, Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations ("Clearstream Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters or their affiliates. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg Participant either directly or indirectly.

        Distributions with respect to notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

        Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., as operator of the Euroclear System (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of, or relationship with, persons holding through Euroclear Participants.

        Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

        Secondary market trading between Depository Participants will occur in the ordinary way in accordance with the Depository's rules. Secondary market trading between Clearstream Luxembourg Participants and Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear Participants, on the other, will be effected within the Depository in accordance with the Depository's rules on behalf of the relevant European international clearing system by its U.S. Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the Depository, and making or receiving payment in accordance with normal procedures. Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a Depository Participant will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear Participants or Clearstream Luxembourg Participants on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream Luxembourg Participant or a Euroclear Participant to a Depository Participant will be received with value on the business day of settlement in the Depository but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depository. In the event that the notes are no longer held through the book-entry facilities of the Depository or a successor to the Depository, Boeing Capital, so long as notes are listed on the Luxembourg Stock Exchange, will maintain an agent in Luxembourg for making payments on, and transfers of, notes.

        Although the Depository, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depository, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following is a summary which describes the material United States federal income tax consequences of the ownership and disposition of notes to initial holders of the notes purchasing the notes at the public offering price set forth on the cover page of this prospectus supplement. The discussion below is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions, and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. These statements address only the tax consequences to initial holders holding notes as capital assets within the meaning of section 1221 of the Code. They do not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, United States Holders (defined below) whose functional currency (as defined in Code Section 985) is not the U.S. dollar, persons holding notes in connection with a hedging transaction, "straddle," conversion transaction, or other integrated transaction, traders in securities that elect to mark to market, or holders liable for alternative minimum tax. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local, or foreign taxing jurisdictions, to their particular situations.

        As used in this prospectus supplement, the term "United States Holder" means a beneficial owner of a note that is a United States person as defined under "Description of Senior Notes—Payment of Additional Amounts."

        As used in this prospectus supplement, the term "Non-United States Holder" means a beneficial owner of a note that is not a United States Holder.

Tax Consequences to United States Holders

        Payments of Interest.    Interest on a note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's regular method of accounting for federal income tax purposes.

        Sales, Exchange, Redemption or Retirement.    Upon the sale, exchange, redemption or retirement of a note, a United States Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement of the note and the holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note will generally equal the cost of the note to the holder. The amount realized excludes any amounts attributable to interest accrued between interest payment dates which will be includible in income as interest in accordance with the United States Holder's regular method of tax accounting if not previously included in income. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or retirement the note has been held for more than one year. Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, the limitations on the deductibility of capital losses.

Tax Consequences to Non-United States Holders

        Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

  A.
  payments of principal and interest on the notes by us or our paying agent to any Non-United States Holder will be exempt from United States federal withholding tax provided that (i) the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) the holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and (iii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

  B.
  Non-United States Holders of a note will not be subject to United States federal income tax on gain realized on the sale, exchange, redemption or retirement of the notes, unless the holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, or the gain is effectively connected with the holder's conduct of a trade or business in the United States; and

  C.
  Notes held by an individual who is not, for United States estate tax purposes, a resident or citizen of the United States at the time of his death will not be subject to United States federal estate tax; provided that, the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of the individual's death, payments with respect to the note would not have been effectively connected to the conduct by the individual of a trade or business in the United States.

        The certification requirement referred to in sub-paragraph (A) will be fulfilled if the beneficial owner of a note certifies on Internal Revenue Service ("IRS") Form W-8BEN under penalties of perjury that it is not a United States person and provides its name and address, and (i) the beneficial owner files IRS Form W-8BEN with the withholding agent or (ii) in the case of a note held on behalf of the beneficial owner by a securities clearing organization, bank, or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN from the holder and furnishes the withholding agent with a copy of those forms. With respect to notes held by a foreign partnership, unless a foreign partnership has entered into a withholding agreement with the IRS, for interest and disposition proceeds paid with respect to a note, the foreign partnership will generally be required, in addition to providing an intermediary IRS Form W-8IMY, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their own tax advisors regarding possible additional reporting requirements.

        If a Non-United States Holder of a note is engaged in a trade or business in the United States, and if interest on the note (or gain realized on its sale, exchange, redemption or other disposition) is effectively connected with the conduct of its trade or business, the Non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular United States income tax on its effectively connected income, generally in the same manner as if it were a United States Holder. See "Tax Consequences to United States Holders" above. In lieu of the certificate described in the preceding paragraph, such a holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI to claim an exemption from withholding tax. In addition, if a Non-United States Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to its effectively connected income, subject to certain adjustments.

Backup Withholding and Information Reporting

        Under current United States federal income tax law, information reporting requirements apply to certain payments of principal and interest made to, and to the proceeds of sales before maturity by, non-corporate United States Holders. In addition, backup withholding tax at the applicable statutory rate will apply if the non-corporate United States Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, is his Social Security Number, (ii) furnishes an incorrect

TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

        Information reporting and backup withholding will not apply to payments made on a note if the certifications required by Section 871(h) and 881(c) as described above are received, provided that we or our paying agent, as the case may be, do not have actual knowledge that the payee is a United States person.

        Under current Treasury regulations, payments on the sale, exchange, redemption or other disposition of a note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person, (ii) a foreign branch of a United States person, (iii) a controlled foreign corporation for United States federal income tax purposes, (iv) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, (v) a foreign partnership if, at any time during its tax year, one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership or if the partnership is engaged in a trade or business in the United States, or (vi) a United States branch of a foreign bank or insurance company, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle that holder to a refund, provided that the required information is furnished to the IRS. In addition to providing the necessary information, the holder must file a United States income tax return in order to obtain a refund of the excess withholding.

        Non-United States Holders of notes should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption from those rules, and the procedure for obtaining an exemption, if available.

UNDERWRITING

        Banc of America Securities LLC, Banc One Capital Markets, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

        Subject to the terms and conditions stated in the purchase agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of Notes
Banc of America Securities LLC	$141,667,000
Banc One Capital Markets, Inc.	141,667,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	141,666,000
Barclays Capital Inc.	15,000,000
BNP Paribas Securities Corp.	15,000,000
Wachovia Capital Markets, LLC	15,000,000
Daiwa Securities SMBC Europe Limited	7,500,000
McDonald Investments Inc.	7,500,000
Mizuho International plc	7,500,000
Tokyo-Mitsubishi International plc	7,500,000

Total	$500,000,000

        The purchase agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed .200% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed .150% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Boeing Capital
Per note	.350%

        In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when one of the representatives, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        Each underwriter severally represents and agrees that: it has not offered or sold, and prior to the expiration of the period of six months from the closing date for the issue of the notes, will not offer or sell any notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Market Act 2000 ("FSMA")) received by it in connection with the issue or sale of any notes in circumstances which section 21(1) of the FSMA does not apply to Boeing Capital; and it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, no notes may be offered or sold, and no notes may be made the subject of an invitation for subscription or purchase, and this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any notes may not be circulated or distributed, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of notes to the public in Singapore.

        To the extent that any underwriter that is not a U.S. registered broker-dealer intends to effect sales of the securities in the United States, it will do so through one or more U.S. registered broker dealers in accordance with applicable U.S. securities laws and regulations.

        We estimate that our total expenses for this offering will be $350,000.

        The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

        The validity of the notes will be passed upon for us by H. David Heumann, our Assistant General Counsel, and for the underwriters by Sidley Austin Brown & Wood LLP, New York, New York. Mr. Heumann may rely, as all matters governed by New York law, on the opinion of Sidley Austin Brown & Wood LLP.

EXPERTS

        The financial statements and the related financial statement schedules incorporated in this prospectus supplement and the accompanying prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

GENERAL INFORMATION

Listing

        Application will be made to list the notes on the Luxembourg Stock Exchange. Our Certificate of Incorporation and the legal notice relating to the issue of the notes will be deposited prior to the listing with the Régistre de Commerce et des Sociétés à Luxembourg, where such documents are available for inspection and where copies may be obtained on request, free of charge. We will maintain an intermediary between us and any holder of the notes. The listing agent in Luxembourg will initially be this intermediary.

Management of Boeing Capital Corporation

        Our corporate headquarters are located at 500 Naches Ave., SW, 3rd Floor, Renton, Washington, 98055, USA. The following people comprise the management of Boeing Capital Corporation: Michael M. Sears, Chairman of the Board; James F. Palmer, President; Steven W. Vogeding, Vice President—Chief Financial Officer; Steven D. Williamson, Vice President; Robert W. Gordon, Vice President; Stephen J. Novak, Vice President; Scott Scherer, Vice President; Michael C. Draffin, Vice President and Secretary; and John F. Rosenthal, Treasurer.

Consents

        We have obtained all material consents, approvals and authorizations in connection with the issue of the notes. The issue of the notes was authorized by resolutions of our Board of Directors passed on January 25, 2002 and on August 18, 2003.

Incorporation by Reference

        The information indicated under the section "Where You Can Find More Information About Us" in the accompanying prospectus, which includes the audited consolidated financial statements of Boeing Capital as of, and for the fiscal years ended, December 31, 2002 and 2001, as well the unaudited consolidated financial statements of Boeing Capital as of, and for the periods ended, March 31, 2003 and June 30, 2003, is incorporated by reference into this prospectus supplement and is available, free of charge, at the specified office of the Luxembourg listing agent as set forth below under "—Documents."

Documents

        Interested persons may inspect copies of the following documents, as well as any other agreement referenced in this prospectus supplement, at the specified office of the listing agent in Luxembourg:

  •
  our Certificate of Incorporation;

  •
  the purchase agreement relating to the notes; and

  •
  the Senior Indenture.

        In addition to information available as indicated under the section "Where You Can Find More Information About Us" in the accompanying prospectus, copies of our most recent consolidated financial statements for the preceding financial year, and any interim quarterly financial statements published, will be available, free of charge, at the specified office of the listing agent in Luxembourg for so long as the notes are listed on the Luxembourg Stock Exchange. Boeing Capital publishes only consolidated financial statements.

        The listing agent in Luxembourg will act as intermediary between Boeing Capital and the holders of the notes.

        Other than as described in this prospectus supplement and the accompanying prospectus (including documents filed by Boeing Capital with the SEC pursuant to the Securities Exchange Act of 1934 incorporated by reference), there has been no material adverse change in our financial position since December 31, 2002.

Clearing Systems

        The notes have been accepted for clearance through the facilities of The Depository Trust Company, Clearstream, Luxembourg and Euroclear. Relevant trading information is set forth below.

ISIN	Common Code	CUSIP
US097014AJ33	017519522	097014 AJ 3

Notices

        All notices will be deemed to have been given upon (i) the mailing by first class mail, postage prepaid, of the notices to holders of the notes at their registered addresses as recorded in the register; and (ii) so long as the notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of the notice to the holders of the notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the LUXEMBURGER WORT) or, if that publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, that is published each business day in morning editions, whether or not published in Saturday, Sunday or holiday editions.

        We will provide notice of any optional redemption of notes by us no less than 30 days and no more than 60 days prior to such redemption.

Litigation

        A number of legal proceedings and claims are pending or have been asserted against Boeing Capital. A substantial number of such legal proceedings and claims are covered by third parties, including insurance companies. Since December 31, 2002, no legal proceedings or claims have had a material adverse effect on Boeing Capital. In addition, Boeing Capital believes that the final outcome of any pending proceedings and claims will not have a material adverse effect on its earnings, cash flow or financial position.

Governing Law and Jurisdiction

        The Senior Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

        Any New York State or United States federal court sitting in The City of New York or in the Borough of Manhattan shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with the notes.

Prospectus

BOEING CAPITAL CORPORATION

$5,000,000,000
DEBT SECURITIES

        This prospectus describes debt securities which Boeing Capital Corporation may issue and sell at various times. The section of this prospectus entitled "The Debt Securities" provides general information about the debt securities. A prospectus supplement to this prospectus will provide the specific terms of the debt securities.

        The total principal amount of the debt securities issued under this prospectus will not exceed $5,000,000,000. We may distribute the debt securities through underwriters, dealers or agents, or we may sell the debt securities directly to investors. More detailed information is provided under the heading "How We Plan to Distribute the Debt Securities."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 15, 2002

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We are subject to the information requirements of the Securities and Exchange Act of 1934, and accordingly we file reports and other information with the SEC. You can inspect and copy these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can also find our SEC filings at the SEC's Internet website at http://www.sec.gov.

        The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to our SEC filings. Information incorporated by reference is considered to be part of this Prospectus and information that we file with the SEC after the date of this Prospectus will automatically update and supersede the information in this Prospectus. We incorporate by reference in this Prospectus the information that we have filed with the SEC on the following forms:

  •
  our annual report on Form 10-K for the year ended December 31, 2001; and

  •
  all future information filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the debt securities.

        You may receive a copy of any of these filings, at no cost, by writing or calling Boeing Capital Corporation, 3780 Kilroy Airport Way, Suite 750, Long Beach, California 90806, Attention: Treasury Department, telephone: (562) 997-3419.

        We have filed a registration statement with the SEC to register the debt securities under the Securities Act of 1933. This Prospectus is part of that registration statement, but omits certain information contained in the registration statement as permitted by the SEC rules. You may obtain copies of the registration statement by writing to the address or calling the telephone number in the paragraph above.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

        Certain statements in or incorporated by reference in this Prospectus and in the Prospectus Supplement are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements give our current expectations or forecasts of future events and the future performance of Boeing Capital and do not relate directly to historical or current events or the historical or current performance of Boeing Capital. Most of these statements contain words that identify them as forward-looking, such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," or other words that relate to future events, as opposed to past or current events.

        You should understand as you read this Prospectus that any forward-looking statement in this Prospectus or in the Prospectus Supplement may turn out to be wrong. A forward-looking statement may turn out to be wrong because our assumptions or predictions were in error, or because unknown risks arose after the date of this Prospectus. For example, among other things, any of the following could render a forward-looking statement inaccurate or wrong:

  •
  changes in general economic and business conditions affecting the commercial finance industry;

  •
  our ability to compete with other commercial finance companies;

  •
  the level of demand for financing; and

  •
  changes in our business strategies (or in our parent company's strategies).

        Please realize that an inaccurate or incorrect forward-looking statement may mean that the future performance of Boeing Capital will vary materially from the future performance predicted in this Prospectus and from the historical and current performance of Boeing Capital.

DESCRIPTION OF OUR BUSINESS AND OUR COMPANY

        We are a commercial finance company. Our primary businesses are commercial aircraft financial services and commercial financial services. Accordingly, our business is broken into two main groups: the aircraft financial services group and the commercial financial services group. The aircraft financial services group operates primarily out of Boeing Capital's headquarters located at 500 Naches Avenue, SW, Third Floor, Renton, Washington 98055 and the commercial financial services group operates primarily out of Boeing Capital's office located at 3780 Kilroy Airport Way, Suite 750, Long Beach, California 90806, and their respective telephone numbers are (425) 393-0153 and (562) 997-3351. Unless the context otherwise indicates, the terms "we", "us", or "Boeing Capital" mean Boeing Capital Corporation and its wholly-owned subsidiaries.

The Aircraft Financial Services Group

        Through our aircraft financial services group, we finance commercial aircraft by purchasing aircraft subject to lease to airlines and by providing secured financing for aircraft purchases. As of December 31, 2001 and December 31, 2000, the net book value of Boeing Capital's commercial aircraft portfolio was $6,101.6 million and $3,319.8 million, respectively. As of such dates, these numbers represented 71% and 64% respectively, of Boeing Capital's total portfolio. The significant increase in the net book value of Boeing Capital's commercial aircraft portfolio is due to both a substantial increase in new business volume in the aircraft financial services group and to the acquisition of a portfolio of leases, the related aircraft equipment and loans secured by aircraft and related assets from its parent, The Boeing Company.

The Commercial Financial Services Group

        Through our commercial financial services group, we provide tax-oriented lease financing and debt financing. The group specializes in leasing equipment such as executive aircraft, machine tools, over-the-road transportation equipment, printing equipment, vessels and other types of equipment which it believes will maintain strong collateral and residual values. The group is based in Long Beach, but maintains marketing offices in Chicago, Illinois, Atlanta, Georgia, Austin, Texas, Detroit, Michigan and New York, New York. The group obtains business primarily through the direct solicitation of customers and brokers/syndicators by its marketing personnel.

        As of December 31, 2001 and December 31, 2000, the net book value of Boeing Capital's commercial finance portfolio was $2,435.0 million and $1,870.1 million, respectively. As of such dates, these numbers represented 28% and 36%, respectively, of Boeing Capital's total portfolio.

GENERAL INFORMATION ABOUT BOEING CAPITAL

        Boeing Capital was incorporated in Delaware in 1968 and is an indirect wholly-owned subsidiary of The Boeing Company.

USE OF PROCEEDS

        Unless otherwise specified in the applicable Prospectus Supplement, we will use the net proceeds from the sale of the debt securities:

  •
  to fund the acquisition of businesses and parts of businesses;

  •
  to purchase equipment for leases and to make loans; and

  •
  for other corporate purposes such as reducing indebtedness, including indebtedness we may owe to The Boeing Company or other affiliates.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows the ratio of our earnings to fixed charges for the periods indicated:

	Year ending December 31,
(Dollars in millions)
	2001	2000	1999	1998	1997
Ratio of income before provisions for income taxes and fixed charges to fixed charges	1.73	1.72	1.93	1.79	1.67

        For the purpose of computing the ratio of income from continuing operations to fixed charges, income consists of income before provision for income taxes and fixed charges; and fixed charges consist of interest expense and preferred stock dividends grossed up to a pre-tax basis.

THE DEBT SECURITIES

        We may offer and sell from time to time two types of debt securities. We have designated the first type as Senior Securities and the second type as Subordinated Securities. In this section, the terms "we", "us", or "Boeing Capital" mean Boeing Capital Corporation.

        The Senior Securities are to be issued under an indenture dated as of August 31, 2000 (the "Senior Indenture"), between Boeing Capital and Bankers Trust Company, as trustee ("Bankers Trust"). The Subordinated Securities are to be issued pursuant to an indenture dated as of August 31, 2000 (the "Subordinated Indenture"), between Boeing Capital and Bankers Trust, as trustee. The Senior Securities and Subordinated Securities are referred to herein as the "debt securities". The Senior Indenture and Subordinated Indenture are collectively referred to herein as the "Indentures" and Bankers Trust is herein referred to as the "Trustee".

        The following description of the debt securities summarizes certain of the material provisions of the Indentures and the debt securities. This summary is not intended to be a full restatement of all of the terms of the debt securities. We urge you to read the Indentures because they, and not this description, will define your rights as a holder of the debt securities. We have filed the Indentures as exhibits to the Registration Statement of which this Prospectus is a part.

        The following description relates generally to every series of debt securities. The particular terms of any series of debt securities will be set forth in the Prospectus Supplement that relates to such series. If any information in the Prospectus Supplement differs from the general terms described below, you should rely on the information in the Prospectus Supplement with respect to the particular debt securities being offered.

        As of the date hereof, we had issued $5,890.0 million of our Senior Securities pursuant to the Senior Indenture and none of our Subordinated Securities pursuant to the Subordinated Indenture. As of December 31, 2001, there was $7,284.7 million in Senior Indebtedness outstanding and $24.1 million in Subordinated Indebtedness outstanding.

General

        The debt securities will be unsecured general obligations of Boeing Capital. The Senior Securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The Subordinated Securities will be subordinated to all of our existing and future senior indebtedness as described below under "Subordination".

        The Indentures do not limit the aggregate principal amounts of debt securities that may be issued thereunder. The Indentures allow us to issue debt securities from time to time in one or more series with varying maturities, at par or at a discount. The Indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of such series.

        You should refer to the Prospectus Supplement applicable to the debt securities for which this Prospectus is being delivered with respect to the following terms:

  •
  the title of the debt securities being offered and whether they are Senior Securities or Subordinated Securities;

  •
  the aggregate principal amount and the denominations in which the debt securities are being offered;

  •
  the price or prices at which the debt securities are being offered or the method of determining those prices;

  •
  the date or dates on which the principal of the debt securities is scheduled to become due; the rate or rates, which may be fixed or variable, at which the debt securities will bear interest or the formula by which the interest will be calculated; the date or dates from which such interest will accrue, and the method by which such interest will be paid;

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  the terms and conditions, if any, upon which we may redeem the debt securities prior to their stated maturity;

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  any obligation by us to redeem, purchase or repay the debt securities at the option of the holder;

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  any provisions for the establishment of a sinking, purchase or other similar fund, if any; whether the debt securities are to be issued as fully registered securities, bearer securities or both, and with or without coupons, or both;

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  whether the debt securities will be issued in whole or in part in the form of a global certificate;

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  any provisions for the payment of specified taxes, assessments or other governmental charges to non-United States persons or option to redeem the affected debt securities in lieu of making such payments;

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  any additional covenants applicable to the debt securities; the currency or currency unit of payment of principal of and premium, if any, and interest on such debt securities, and any index used to determine the amount of principal of and premium, if any, and interest on such debt securities;

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  any events of default other than those described in the Indentures; and

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  any other terms of such debt securities.

Form, Exchange, Registration and Transfer

        The debt securities of a series may be issued in fully registered form, as bearer securities with or without coupons attached or both. The debt securities of a series may be issuable in permanent global form. If the debt securities are issuable as both registered and bearer securities, the holder can opt to exchange the bearer securities (accompanied by all unmatured coupons, except as provided below, and all matured coupons in default) for registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Unless the Prospectus Supplement for such series provides otherwise, bearer securities that are to be exchanged between a record date and a date on which the next interest payment is due will be surrendered without the coupon relating to such interest payment and such interest payment will be made to the holder of the coupon when due. We will not issue bearer securities in exchange for registered securities.

        The debt securities may be presented for exchange and registration of transfer at the offices of the trustee maintained for that purpose in the Borough of Manhattan, The City of New York. The debt securities may also be submitted to transfer agents designated by us in the applicable Prospectus Supplement. The transfer or exchange will be effected when the Trustee or authorized transfer agent is satisfied with the documents of title and the identity of the person making the request. At a minimum, we will establish transfer agents, in the case of registered securities, in each place where payments can be made with respect to such series, and in the case of bearer securities, in each place of payment for such series located outside the United States. Additional transfer agents may be designated in the Prospectus Supplement or otherwise from time to time and we reserve the right to rescind the designation of any transfer agent or to approve a change in the location through which any transfer agent acts. While there will be no service charge for any registration of transfer or exchange of the debt securities, we may require payment of an amount sufficient to cover any taxes and other governmental charges associated with such registration.

        If only part of a series of outstanding debt securities is to be called for redemption, we will not be required to do the following:

        1.     register the transfer of or exchange of the debt securities of the series to be redeemed from 15 days before the date notice is given identifying the serial numbers of the debt securities to be redeemed and ending at the close of business on (a) the day of mailing of the notice of redemption, if the debt securities of such are issuable only as registered securities, (b) the first day of publication of the notice of redemption, if the debt securities of such series securities are issuable only as bearer securities, or (c) the day of mailing of the notice of redemption if the debt securities of such series are issuable as both registered securities and bearer securities and no publication of the notice has been made;

        2.     register the transfer or exchange of any registered security called for redemption except for the portion, if any, that is not being redeemed;

        3.     exchange any bearer securities called for redemption, except in exchange for registered securities of that series of like tenor and principal amount that will be immediately surrendered for redemption.

Payment

        We will make payments of principal of and premium, if any, and interest, if any, on registered securities at the offices of the agent or agents designated by us to make such payments. We may also make payments of interest, at our option, by check mailed to the address of the person appearing on the securities register maintained by Trustee or by wire transfer to the account of the person appearing on such register. Unless otherwise set forth in the applicable Prospectus Supplement, we will make payments of interest due on the registered securities to the holder of record as it appears on the register maintained by the Trustee at the close of business on the date established for making such determination.

        Unless otherwise indicated in the applicable Prospectus Supplement, we will make payments of principal of and premium, if any, and interest, if any, on bearer securities, subject to any applicable law and regulations, at the offices of paying agents designated by us located outside the United States, or by check or wire transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, we will only make payments of interest on bearer securities against surrender of the coupon relating to such interest installment.

        We have designated the Trustee as our sole paying agent for debt securities issuable solely as registered securities. We have designated, in the case of (a) registered securities, the Trustee as paying agent in the Borough of Manhattan, The City of New York and, (b) bearer securities, a paying agent in each place outside of the United States where such debt securities or their associated coupons may be surrendered for payment, provided; however, that if such debt securities are listed on a stock exchange located outside the United States and if required by the rules of such stock exchange, we have agreed to maintain a paying agent in such cities outside the United States as required.

        Additional paying agents may be designated in the Prospectus Supplement or otherwise from time to time and we reserve the right to rescind the designation of any paying agent or to approve a change in the location through which any paying agent acts.

        Any moneys we pay to a paying agent for the payment of principal of, premium, or interest on the debt securities which remains unclaimed at the second anniversary of the date such payment was due will be returned to us and thereafter holders of debt securities shall look only to us, as general unsecured creditors, for payment.

Global Securities

        We may issue the debt securities in global form. The global securities may be issued in registered or bearer form and may be temporary or permanent. The global securities will be deposited with, or on behalf of, the depository identified in the applicable Prospectus Supplement. The Prospectus Supplement will also describe the circumstances, if any, under which beneficial owners may be able to exchange their interest in a global security for definitive securities of the same series. You are advised to refer to the Prospectus Supplement for more detailed information with respect to the issuance of definitive securities and the terms thereof, and the terms of the depositary arrangements we have made with respect to any global security.

Certain Covenants

Definitions.

        The following defined terms will be used in this description of the covenants:

        "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) evidencing equity ownership.

        "Consolidated Assets" means the amount of all assets which under accounting principles generally accepted in the United States of America as in effect on the date of such balance sheet would appear on our consolidated balance sheet (after deducting related depreciation, amortization, unearned finance charges, allowance for credit losses and other valuation reserves), but not including goodwill, unamortized debt discount and expenses, corporate organization expenses, patents and trademarks.

        "Consolidated Liabilities" means the amount of all liabilities which under accounting principles generally accepted in the United States of America as in effect on the date of such balance sheet would appear on our consolidated balance sheet, including, without limitation, the par value or involuntary liquidation value, whichever is greater, of minority interests, if any, in preference stock of all subsidiaries, but not including the following: redeemable preferred or preference stock, minority interests, if any, in common stock of subsidiaries, valuation reserves (including unearned finance charges and allowances for credit losses deducted from assets), our Capital Stock and surplus and surplus reserves, deferred taxes, deferred investment tax credits and any of our Subordinated Indebtedness.

        "Debt" means, with respect to any person, all obligations for borrowed money of such person which in accordance with accounting principles generally accepted in the United States of America shall be classified upon a balance sheet of such person as liabilities of such persons, including (a) direct debt and other similar monetary obligations of such person, (b) obligations secured by any lien upon property owned by such person or obligations created or arising under any conditional sale, capital lease, or other title retention agreement with respect to property acquired by such person; provided, however, that debt does not include any indebtedness, including purchase money indebtedness, with respect to which a creditor has no recourse against the obligor except recourse to specific property the acquisition of which was financed by or otherwise secures such indebtedness, or the proceeds of any sale or lease of such property or both, and (c) obligations under agreements to pay installments of purchase price or other like payments with respect to fixed assets not utilized by such person or its subsidiaries in the ordinary course of business, including obligations ostensibly to pay rent under which an equity interest is to be acquired in the rented property. Debt includes all guarantees of such person to the extent the amount of such guarantees is in excess of 50% of the Shareholder's Equity of such person.

        "Lien" means any interest in Property securing an obligation owed to, or a claim by, a person other than the owner of the Property, whether such interest is based on the common law, statute or contract (but excluding a landlord's statutory lien for rent not yet due), and including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Indentures, Boeing Capital or a Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, capital lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other person for security purposes.

        "Original Issue Discount Security" means any debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof.

        "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

        "Senior Indebtedness" means all of the indebtedness of, or guaranteed by, Boeing Capital for borrowed money (including the principal of, premium, if any, or interest on any such borrowed money and any commitment fees for unborrowed amounts which, if borrowed, would constitute Senior Indebtedness), whether currently outstanding or hereafter incurred, unless, under the instrument evidencing the same or under which the same is outstanding, it is expressly provided that such indebtedness is subordinate to other indebtedness and obligations of Boeing Capital.

        "Shareholder's Equity" of any person means the shareholder's equity appearing on the balance sheet of such person as determined under accounting principles generally accepted in the United States of America.

        "Subordinated Indebtedness" means the Subordinated Securities and all other indebtedness of, or guaranteed by, Boeing Capital whether or not outstanding on the date of the Subordinated Indenture, which is by the terms thereof made subordinate and junior in right of payment to all Senior Indebtedness.

        "Subsidiary" means any subsidiary of Boeing Capital the voting stock of which is more than 50% owned by Boeing Capital.

Limitation upon Liens

        The Indentures provide that we will not, and will not permit any Subsidiary to, create or permit to continue in existence any Lien or charge of any kind, upon any of our or our Subsidiaries' Property or assets unless the debt securities then outstanding shall be equally and ratably secured (subject, in the case of the Subordinated Securities, to subordination as to rights of payment as provided in the Subordinated Indenture), with any other obligation or indebtedness so secured, except that we or any Subsidiary may:

        (a)   lease or sublease Property to others in the ordinary course of our or such Subsidiary's business or lease or sublease any Property if such Property is not needed by us or any Subsidiary in the operation of our or such Subsidiary's business;

        (b)   create, assume and incur or permit to exist Liens on Property acquired or constructed by us or a Subsidiary to secure the purchase price of such Property (or to secure indebtedness for money borrowed or incurred prior to or within 12 months after the acquisition or construction of any such Property to be subject to such Lien for the purpose of such acquisition or construction), or Liens existing on any such Property at the time of acquisition, whether or not assumed, or any Lien existing on any Property of any person at the time it becomes a subsidiary or is merged or consolidated with Boeing Capital or any Subsidiary or at the time of acquisition of the assets of a person as an entirety or substantially as an entirety by Boeing Capital or any Subsidiary, and any conditional sales agreement or other title retention agreement with respect to any Property hereafter acquired; provided, however, that the aggregate principal amount of the indebtedness secured by all such Liens on any particular Property shall not exceed the cost of such Property, including the improvements thereon, to Boeing Capital or the Subsidiary, and provided, further, that any such Lien does not extend to other Property owned prior to such acquisition or construction or to Property thereafter acquired or constructed;

        (c)   create, assume and incur such Liens that secure indebtedness for borrowed money, including purchase money indebtedness, which are incurred to finance or refinance (irrespective of whether the original acquisition of the Property was with or from money borrowed) the acquisition of Property subject to such Lien and in respect of which the creditor has no recourse against Boeing Capital or the Subsidiary except recourse to such Property or to the proceeds of any sale or lease of such Property or both;

        (d)   create, assume and incur or permit to exist Liens on Property of Boeing Capital or the Subsidiary in favor of the United States of America or any state thereof, or any department, governmental body, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract, or statute relating thereto;

        (e)   make any deposit with or give any form of security to any governmental agency or other body created or approved by law or governmental regulation in order to enable Boeing Capital or the Subsidiary to maintain self-insurance, or to participate in any fund or payment in connection with workmen's compensation, unemployment insurance, old-age pensions, or other social security, or to share in any privileges or other benefits available to corporations participating in such arrangements, or for any other purpose at any time required by law or regulation promulgated by any government agency or office as a condition to the transaction of any business or the exercise of any privilege or license, or deposit assets of Boeing Capital or the Subsidiary with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by Boeing Capital or the Subsidiary from any judgment or decree against it, or in connection with any other proceedings in actions at law or suits in equity by or against Boeing Capital or the Subsidiary;

        (f)    incur or suffer to be incurred or to exist upon any of its Property or assets (i) Liens for taxes, assessments or other governmental charges or levies which are not yet due or payable without penalty or of which amount, applicability or validity is being contested by Boeing Capital or the Subsidiary in good faith by appropriate proceedings and Boeing Capital or the Subsidiary shall have set aside on its books reserves which it deems to be adequate with respect thereto (segregated to the extent required by accounting principles generally accepted in the United States of America), provided, that foreclosure, distraint, sale or similar proceedings (other than those that may be and are cured by payment) have not been commenced, (ii) the Liens of any judgment and other similar Liens arising in connection with court proceedings, provided such Lien is discharged or the execution or other enforcement of such Lien is effectively stayed within six months of the creation of such Lien, (iii) undetermined Liens or charges incident to construction, (iv) materialmen's, mechanics', workmen's, repairmen's, landlords' liens for rent or other like Liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested by Boeing Capital or the Subsidiary in good faith by appropriate proceedings, or deposits to obtain the release of such Liens or (v) any encumbrances consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title thereto, which do not materially impair the use of such property by Boeing Capital in the operation of its business or the value of such property for the purpose of such business;

        (g)   create or suffer to be created or to exist in favor of any lender of moneys or holder of commercial paper of Boeing Capital or any Subsidiary in the ordinary course of business a banker's lien or right of offset in the holder of such indebtedness on moneys of Boeing Capital or any Subsidiary deposited with such lender or holder in the ordinary course of business;

        (h)   create, assume and incur Liens that relate solely to the purchase of, or the investment in or with respect to, a specific item or items of tangible personal property and secures indebtedness evidenced by participation certificates, trust certificates, indentures or the like, however denominated, provided, further, that no such Lien shall constitute a general lien or mortgage on substantially all the tangible assets of Boeing Capital;

        (i)    refund, replace or extend any Lien permitted by the Indentures for amounts not exceeding the principal amount of indebtedness so refunded or extended at the time of the refunding or extension thereof, and covering only the same Property theretofore securing the same;

        (j)    deposit or pledge assets as security for the performance of any contract or undertaking not directly or indirectly related to the borrowing of money or the securing of indebtedness, if made in the ordinary course of business;

        (k)   permit to exist any Lien existing on the date of the Indentures;

        (l)    create, assume and incur or permit to exist any Lien on any aircraft or equipment held by Boeing Capital or any Subsidiary for lease to third parties, if such Lien secures an obligation in respect of money borrowed which provides that recourse to Boeing Capital or any Subsidiary shall not be had for the payment of such obligation;

        (m)  for the avoidance of doubt, create, incur, or suffer to be created or to exist Liens granted in connection with, or otherwise evidencing, the sale or securitization of accounts, leases, chattel paper, instruments, general intangibles or other financial assets of Boeing Capital or any subsidiary; and

        (n)   in addition to the Liens permitted by clauses (a) through (m) above, secure an aggregate principal amount of indebtedness of Boeing Capital not in excess of 15% of Consolidated Assets.

        Reference is made to the Prospectus Supplement relating to the Securities offered thereby for information with respect to additional covenants that may be included in the terms of the debt securities.

Merger and Sales of Assets by Boeing Capital

        Boeing Capital may consolidate or merge with or into any other corporation, and Boeing Capital may convey, transfer or lease all or substantially all of its Properties or assets to another person provided that:

        (a)   the corporation formed by such consolidation or into which Boeing Capital is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of Boeing Capital substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and if such corporation is not Boeing Capital, shall expressly assume, by an indenture supplement, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of, (and premium, if any) and interest (including all additional amounts, if any) on all the debt securities and the performance of every covenant of the respective Indenture on the part of Boeing Capital to be performed or observed;

        (b)   immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Boeing Capital or a Subsidiary as a result of such transaction as having been incurred by Boeing Capital or a Subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing;

        (c)   if, as a result of any such consolidation, merger, conveyance, transfer or lease, the properties or assets of Boeing Capital would become subject to a mortgage, pledge, lien, security interests or other encumbrances which would not be permitted by the applicable Indenture, Boeing Capital or such successor corporation or person, as the case may be, shall take such steps as shall be necessary to effectively secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby; and

        (d)   Boeing Capital has delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation (if the corporation formed by such consolidation is not Boeing Capital), merger, conveyance, transfer or lease and such supplemental indenture comply with the terms of the respective Indentures and that all conditions precedent therein provided for relating to such transaction shall have been complied with.

Events of Default, Notice and Waiver

        The following events, with respect to the debt securities of a series are defined in the Indentures as "events of default":

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  the non-payment of any interest on the debt securities of that series extending 30 days beyond the date such interest payment became due and whether or not, in the case of the Subordinated Securities, such payment is prohibited by the subordination provisions referred to below under "Subordination";

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  non-payment of any principal of (or premium, if any, on) the debt securities of the applicable series as such payments become due whether or not, in the case of the Subordinated Securities, such payment is prohibited by the subordination provisions referred to below under "Subordination";

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  default in the deposit of any sinking fund payment on the debt securities of that series when and as due, whether or not, in the case of the Subordinated Securities, such payment is prohibited by the Subordination provisions referred to below under "Subordination";

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  default in the performance of any other covenant or warranty of Boeing Capital in the respective Indenture which remains unremedied for a period of 60 days after notice of default by the holders of at least 25% in principal amount of the outstanding debt securities of that series or by the Trustee;

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  an event of default, as defined in any mortgage, indenture or instrument evidencing any indebtedness of Boeing Capital for money borrowed (including other series of debt securities) in excess of $35,000,000 aggregate principal amount then outstanding (except that such dollar amount shall not apply with respect to a default with respect to debt securities of any series outstanding), as a result of which such indebtedness of Boeing Capital shall have been accelerated and such acceleration shall not have been annulled or rescinded, or there having been deposited in trust a sum of money sufficient to discharge in full such indebtedness, within a period of 20 days after written notice thereof;

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  certain events of bankruptcy, insolvency or reorganization; or

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  any other event of default provided in a supplemental indenture with respect to debt securities of a particular series.

        Reference is made to the Prospectus Supplement relating to any series of offered debt securities which are Original Issue Discount Securities for the particular provisions relating to the principal amount of such Original Issue Discount Securities due upon acceleration upon the occurrence of an event of default and its continuation.

        The Trustee is required, within 90 days after the occurrence of any default which is known to the Trustee and is continuing, to give to the holders of the applicable series of debt securities with respect to which such default has occurred notice of such default, provided, that, except in the case of default in the payment of principal, premium, if any (including any sinking fund payment) or interest, if any, on a series of debt securities with respect to which such default has occurred, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the holder of the debt securities of such series.

        If an event of default with respect to debt securities of any series then outstanding shall have occurred and be continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series may declare the principal (or, if the debt securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) and accrued interest of all the debt securities of such series to be due and payable immediately; provided, however, that in certain cases, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding may rescind and annul such declaration and its consequences.

        The Trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of a series of debt securities with respect to which a default has occurred before proceeding to exercise any right or power under the applicable Indenture at the request of the holders of debt securities of such series. The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

        In certain cases, the holders of not less than a majority in principal amount of an outstanding series of debt securities may, on behalf of the holders of all debt securities of such series, and any coupons appertaining thereto, waive any past default with respect to such series and its consequences except a default (1) in the payment of the principal, premium, if any, or interest (except to the extent that such interest has been paid), if any, on such series of debt securities with respect to which such default has occurred (2) in respect of a covenant or provision in the Indenture which cannot be modified or amended without the consent of each holder of each debt security of the applicable series.

        We are required to file annually with the Trustee a certificate as to the absence of defaults under each Indenture.

        The occurrence of an event of default under an Indenture may give rise to a cross-default under other series of debt securities issued under such Indenture and other indebtedness of ours that may be outstanding from time to time.

Notices

        Except as otherwise provided in the Indentures, notices to holders of bearer securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such debt securities. Notices to holders of registered securities will be given by mail to the addresses of such holders as they appear in the security registers maintained by the Trustee.

Modification of the Indentures

        Modification and amendment of the Indentures may be made by us and the Trustee without the consent of any holder, for any of these purposes:

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  to evidence the succession of another corporation to Boeing Capital;

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  to add to the covenants of Boeing Capital for the benefit of the holders of all or any series of debt securities or to surrender any right or power therein conferred upon Boeing Capital;

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  to add additional events of default;

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  to change any provision of the Indentures to facilitate the issuance of bearer securities;

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  to change or eliminate any provision of any Indenture, provided no debt security outstanding of any series is entitled to the benefit of such provision;

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  to secure the debt securities;

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  to establish the form or terms of unissued debt securities;

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  to provide for the acceptance of appointment by a successor trustee; or

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  to cure any ambiguity, defect or inconsistency in either Indenture or both of them provided such action does not adversely affect the interests of holders of debt securities.

        Modification and amendment of the Indentures may be made by us and the Trustee with the consent of the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of an affected series; provided that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

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  change the stated maturity date or the principal of, premium, if any, or any installment of interest (or any additional amount) on, any such debt security;

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  reduce the principal amount or rate of interest thereon;

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  change the redemption price, if applicable;

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  change the place or currency of payment of principal of or premium, if any, or interest on any debt security;

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  impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof;

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  reduce the above-stated percentage of outstanding debt securities necessary to modify or amend the respective Indentures;

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  modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any past default or compliance with certain restrictive provisions to less than a majority;

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  change any obligation of Boeing Capital to maintain an office or transfer agency; or

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  with respect to the Senior Securities, reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof.

Discharge and Defeasance

        Under each of the Indentures, we may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the applicable Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and premium, if any, and interest, if any, to the date of such deposit (if such debt securities have become due and payable) or to the maturity thereof or redemption date, as the case may be, along with an officer's certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with.

        Each Indenture further provides that, if applicable to the debt securities of any series, we may elect to defease and be discharged from any and all obligations with respect to such debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) ("defeasance") upon the irrevocable deposit by us with the Trustee, in trust, of an amount of money or U.S. Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

        Such a trust may only be established if, among other things, (i) the defeasance does not result in a breach or violation of, or constitute a default under, the applicable Indenture or any other agreement or instrument to which we are a party or by which we are bound, (ii) no default or event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of the establishment of such a trust and (iii) we have delivered to the Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, and such opinion of counsel must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the applicable Indenture.

        "U.S. Government Obligations" means generally direct noncallable obligations of the United States of America for the payment of which its full faith and credit is pledged or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

        The applicable Prospectus Supplement may further describe the provisions, if any, permitting defeasance, including any modifications to the provisions described above, with respect to the debt securities of a particular series.

Subordination

        The indebtedness evidenced by the Subordinated Securities and the payment of the principal of and premium, if any, and interest, if any, on each and all of the Subordinated Securities are subordinated in right of payment to the prior payment in full of Senior Indebtedness and, unless specifically designated as ranking junior to other subordinated debt securities of Boeing Capital, rank equally with all other subordinated debt securities of Boeing Capital which have not been specifically designated as ranking junior to other subordinated debt securities of Boeing Capital. We have not issued any subordinated debt ranking junior to the Subordinated Securities but we reserve the right to issue such junior subordinated debt.

        If we default in the payment of any Senior Indebtedness, unless and until such default shall have been cured or waived, no direct or indirect payment shall be made on account of the principal of and premium, if any, or interest, if any, or any additional amounts on the Subordinated Securities, or in respect of any sinking fund for, or redemption, retirement or purchase or other acquisition of any of the Subordinated Securities.

        If any other event of default occurs with respect to any Senior Indebtedness, permitting the holders thereof to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived, no direct or indirect payment shall be made on account of the principal of, or premium, if any, or interest, if any (including additional amounts) on any Subordinated Securities or in respect of any sinking fund for, or redemption, retirement, purchase or other acquisition of the Subordinated Securities, during any period of 90 days after written notice of such default shall have been given to us by any holder of Senior Indebtedness or during any period in which any judicial proceeding is pending in respect of such default and a notice of acceleration of the maturity of such Senior Indebtedness has been transmitted to us in respect of such default.

        In the event of: (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment or other similar proceeding relating to Boeing Capital, its creditors or its property; (ii) any proceeding for the liquidation, dissolution or other winding up of Boeing Capital, whether voluntary or involuntary, whether or not involving bankruptcy proceedings; (iii) any assignment by Boeing Capital for the benefit of creditors; or (iv) any other marshalling of the assets of Boeing Capital, all Senior Indebtedness shall first be paid in full before any payment or distribution shall be made to any holder of Subordinated Securities.

        If any such payment or distribution to be paid to the holders of Senior Indebtedness shall be made to any holder of Subordinated Securities in contravention of the foregoing and before all of the Senior Indebtedness shall have been paid in full, such payment or distribution shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for applications to the payment of all Senior Indebtedness remaining unpaid.

        Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash equal to the amount of Senior Indebtedness then outstanding. Upon payment in full of all Senior Indebtedness, the holders of Subordinated Securities shall be subrogated to all rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to the Senior Indebtedness until all amounts owing on the Subordinated Securities shall have been paid in full, and such amounts or distributions which otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between Boeing Capital and its creditors (other than the holders of Senior Indebtedness), on the one hand, and the holders of the Subordinated Securities, on the other hand, be deemed to be a payment by Boeing Capital on account of Senior Indebtedness and not on account of the Subordinated Securities.

HOW WE PLAN TO DISTRIBUTE THE DEBT SECURITIES

Method of Distribution

        We may sell the debt securities to or through underwriters, to be designated from time to time, and we also may sell debt securities directly to investors or through agents or broker-dealers. In addition, we may authorize agents of Boeing Capital to solicit and receive offers from certain institutions to purchase the debt securities. Any distributor to whom or through whom we will sell debt securities will be named in the applicable Prospectus Supplement. Each Prospectus Supplement will detail the method of distribution for the debt securities offered in connection with such Prospectus Supplement.

Pricing

        The debt securities may be sold from time to time in one or more transactions at:

  •
  a fixed price or prices, subject to change;

  •
  market prices prevailing at the time of sale;

  •
  prices relating to prevailing market prices; or

  •
  negotiated prices.

        We may determine the price or other terms of the debt securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations in the related supplement to this Prospectus.

Compensation to Distributors of the Debt Securities

        We or purchasers of debt securities through agents or underwriters may pay compensation to the distributors of the debt securities. Such compensation may be discounts, concessions or commissions. This compensation, as well as profit received by distributors in connection with the resale of debt securities, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Each Prospectus Supplement will describe any distributor receiving compensation from us deemed to be "underwriting discounts and commissions" under the Securities Act of 1933 and the compensation received by the distributor.

Indemnification of Distributors of the Debt Securities

        We may enter into agreements with distributors of the debt securities to indemnify them against, and contribute toward, certain liabilities, including liabilities under the Securities Act of 1933.

Bearer Debt Securities

        Each distributor of debt securities which are issuable as bearer debt securities will agree not to offer, sell or deliver, in any manner, bearer debt securities in the United States or to United States persons in connection with the original issuance of the debt securities.

Other Information

        Some distributors of the debt securities or affiliates of such persons may perform services for Boeing Capital or engage in transactions with Boeing Capital in the ordinary course of business. In connection with the distribution of the debt securities, Boeing Capital may enter into swap or other hedging transactions with, or arranged by, distributors of the debt securities or affiliates of such persons. These distributors or their affiliates may receive compensation, trading gain or other benefits from these transactions.

LEGAL OPINIONS REGARDING THE VALIDITY OF THE DEBT SECURITIES

        Michael C. Draffin, Vice President and Secretary of Boeing Capital, H. David Heumann, Assistant General Counsel and Assistant Secretary of Boeing Capital, Ashok K. Tripathi, Counsel of Boeing Capital, or Charlotte L. Bischel, Counsel of Boeing Capital, will pass upon the validity of the debt securities for Boeing Capital. Sidley Austin Brown & Wood LLP, New York, New York will pass upon the validity of the debt securities for the underwriters and agents. Mr. Draffin, Mr. Heumann, Mr. Tripathi or Ms. Bischel may rely, as to all matters governed by New York law, on the opinion of Sidley Austin Brown & Wood LLP.

EXPERTS

        The financial statements incorporated in this Prospectus by reference from Boeing Capital's Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PRINCIPAL OFFICE OF BOEING CAPITAL CORPORATION

500 Naches Avenue, SW, Third Floor
Renton, Washington 98055

TRUSTEE

Deutsche Bank Trust Company Americas
60 Wall Street
New York, New York 10005

LUXEMBOURG LISTING AGENT

BNP Paribas Luxembourg
10A Boulevard Royal
L-2093, Luxembourg

LEGAL ADVISERS

TO BOEING CAPITAL CORPORATION AS TO UNITED STATES LAW	TO THE UNDERWRITERS AS TO UNITED STATES LAW
H. David Heumann, Esq. Assistant General Counsel Boeing Capital Corporation 3780 Kilroy Airport Way, Suite 750 Long Beach, California 90806	Sidley Austin Brown & Wood LLP 787 Seventh Avenue New York, New York 10019

AUDITORS TO BOEING CAPITAL CORPORATION

Deloitte & Touche LLP
Suite 4500
700 Fifth Avenue
Seattle, Washington 98104

$500,000,000

Boeing Capital Corporation

4.75% Senior Notes due 2008

P R O S P E C T U S  S U P P L E M E N T

Banc of America Securities LLC

Banc One Capital Markets, Inc.

Merrill Lynch & Co.

Barclays Capital

BNP PARIBAS

Wachovia Securities

Daiwa Securities SMBC Europe

McDonald Investments

Mizuho International plc

Tokyo-Mitsubishi International plc

August 18, 2003

QuickLinks

TABLE OF CONTENTS
BOEING CAPITAL CORPORATION
RELATIONSHIP WITH THE BOEING COMPANY
USE OF PROCEEDS
CAPITALIZATION
SUMMARY FINANCIAL INFORMATION
DESCRIPTION OF SENIOR NOTES
UNITED STATES FEDERAL TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
GENERAL INFORMATION
Table of Contents
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS
DESCRIPTION OF OUR BUSINESS AND OUR COMPANY
GENERAL INFORMATION ABOUT BOEING CAPITAL
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
THE DEBT SECURITIES
HOW WE PLAN TO DISTRIBUTE THE DEBT SECURITIES
LEGAL OPINIONS REGARDING THE VALIDITY OF THE DEBT SECURITIES
EXPERTS